FOR IMMEDIATE RELEASE


Contact: Arthur Dague
          (203) 329-5094


                CITIZENS UTILITIES REPORTS INCREASED EARNINGS
           FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1994


      Stamford, Connecticut, August 4, 1994 -- Citizens Utilities set new highs in net income, earnings per share and revenues for the second quarter and six months ended June 30, 1994, Leonard Tow, chairman, announced today.
      Citizens' net income for the 1994 second quarter was $38,016,000, an increase of 10% over net income of $34,682,000 during the same quarter last year. Earnings per share of 21 cents for this year's second quarter were up 11% from 19 cents per share reported in the 1993 second quarter, adjusted for the August 1993 2-for-1 stock split. Revenues of $188,674,000 for the period increased 29% from last year's second-quarter revenues of $146,170,000.
      For the six months ended June 30, 1994, net income of $69,671,000 was up 11% over net income of $62,921,000 during the same period last year. Earnings per share of 38 cents for this
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period were up 12% from 34 cents reported during the same six months last year, adjusted for the August 1993 2-for-1 stock split. Revenues of $412,570,000 for the six months ended June 30, 1994, were up 32% over revenues of $312,085,000 during the same period in 1993.
      Mr. Tow added that on June 30, 1994, Citizens completed the acquisition of 270,000 telephone access lines in New York state, pursuant to an agreement to acquire 500,000 telephone access lines in nine states from GTE. He said, "I am very pleased that the GTE transaction is proceeding on schedule and that 90% of the transaction is now complete. I am also gratified that the six-month 1994 results confirm our expectations that the acquisition of the GTE properties would produce immediate increases in earnings, earnings per share and cash flow."
      Citizens Utilities (NYSE: CZNA, CZNB) provides telecommunications, natural gas, electric, water and wastewater treatment services in 17 states and also holds a significant investment in Centennial Cellular Corp., a cellular telephone company.
                                     ###

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
                       Citizens Utilities Company and Subsidiaries
                               Summary of Income Accounts
                        for the Three Months and Six Months Ended
                                 June 30, 1994 and 1993
                                       (Unaudited)
                       (000 omitted except for per-share amounts)


                              3 Months Ended June 30      6 Months Ended June 30
                               1994           1993       1994         1993

Revenues                      $188,674      $146,170   $412,570    $312,085
Expenses:
  Operating expenses           105,464        86,536    256,998     199,771
  Depreciation                  24,618        14,115     50,019      28,280
                               -------       -------    -------     -------
                               130,082       100,651    307,017     228,051
                               -------       -------    -------     -------

Income from operations          58,592        45,519    105,553      84,034

Other income, net               11,455        12,754     23,361      21,870
Interest expense                14,825         9,373     27,962      19,595
                               -------       -------    -------     -------

Income before income
 taxes                          55,222        48,900    100,952      86,309

Income taxes (1)                17,206        14,218     31,281      23,388
                               -------       -------    -------     -------
Net income                    $ 38,016      $ 34,682   $ 69,671    $ 62,921
                               =======       =======    =======     =======

Earnings per share of
 common stock (2)

Series A                         $0.21         $0.19      $0.38       $0.34
Series B                         $0.21         $0.19      $0.38       $0.34

Average common
 shares outstanding (3)        185,442       185,002    184,430     183,860
                               =======       =======    =======     =======


NOTES:
- ------

(1) Includes provision for Federal income taxes of $14,109 and $11,943 for the three months ended June 30, 1994 and 1993, respectively; and $25,650 and $19,646 for the six months ended June 30, 1994 and 1993, respectively.

(2) Earnings per share is based on the average number of outstanding shares adjusted for stock dividends. 1993 earnings per share has been adjusted for the August 1993 2-for-1 stock split. Earnings per share is presented for each Series separately, with historical adjustment for stock dividends and stock splits for each Series. The effect on earnings per share of outstanding stock options is immaterial.

(3) Average shares outstanding for the period ending June 30, 1993 have been adjusted for the August 1993 2-for-1 stock split.